Exhibit 10.3(o)
Form of PSU Agreement
(Rev. 6/2024)

PERFORMANCE STOCK UNIT AGREEMENT
OF
ZURN ELKAY WATER SOLUTIONS CORPORATION
THIS AGREEMENT (this “Agreement”), dated as of ___________________ (the “Grant Date”) is made by and between Zurn Elkay Water Solutions Corporation, a Delaware corporation (the “Corporation”), and _____________, an employee of the Corporation or one of its Subsidiaries (the “Grantee”).
WHEREAS, the Corporation wishes to afford the Grantee the opportunity to receive shares of its common stock (“Common Stock”);
WHEREAS, the Corporation wishes to carry out the purpose of the Zurn Elkay Water Solutions Corporation Performance Incentive Plan (as may be amended, restated or revised from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement;
WHEREAS, the Administrator, as defined in the Plan, (i) has determined that it would be to the advantage and in the best interests of the Corporation and its stockholders to grant performance stock units (the “Performance Stock Units”) provided for herein to the Grantee as an inducement for the Grantee to enter into or remain in the employ of the Corporation or one of its Subsidiaries and as an incentive for increased efforts by the Grantee during such employment, and (ii) has instructed the officers of the Corporation to issue said Performance Stock Units; and
WHEREAS, this grant of Performance Stock Units (the “Award”) is conditioned upon the Grantee’s acknowledgement and agreement that any and all vesting acceleration terms set forth in any severance, change in control, separation, success fee, retention or other agreement (an “Elkay Severance Agreement”) made between Elkay Manufacturing Company and the Grantee prior to July 1, 2022 shall not apply to this Award.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I
GRANT, EARNING AND VESTING OF PERFORMANCE STOCK UNITS
AND ISSUANCE OF SHARES
Section 1.1Grant of Performance Stock Units
(a)In consideration of the Grantee’s agreement to enter into or remain in the employ of the Corporation or one of its Subsidiaries and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on the date hereof, the Corporation irrevocably grants to the Grantee the number of Performance Stock Units (at target) as set forth in Section 1.1(b) hereof. The Performance Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Corporation until they become earned, vested and settled or have been forfeited.
(b)The number of Performance Stock Units (at target) that are eligible to be earned and vested based on the attainment level of the performance goals described in Appendix A is ________.
(c)The parties agree that any and all vesting acceleration terms in any Elkay Severance Agreement shall not apply to this Award and that the vesting terms contained in this Award shall control.
(d)The Performance Period for the Performance Stock Units will be the ___-year period beginning ________ and ending ________ (the “Performance Period”).
Section 1.2Satisfaction of Performance-Based Conditions and Vesting
(a)Subject to Section 1.2(b) and the satisfaction of the performance conditions set forth in Appendix A to this Agreement during the Performance Period, the Performance Stock Units will be earned and shall become vested on the last day of the Performance Period.
(b)[Subject to Section 1.5 hereof, all] All unearned Performance Stock Units will be forfeited upon the Grantee’s termination of employment during the Performance Period for any reason. [Notwithstanding the foregoing, if the Grantee's employment terminates prior to the last day of the Performance Period for any reason other than a termination for Cause by the Company (including by reason of the Grantee's resignation, retirement, death or disability), the Grantee shall continue to be eligible to vest in the unvested portion of the Award, and paid out based on the final payout percentage approved by the Administrator, without regard to the requirement that the Grantee continue in employment through the last day of the Performance Period; provided, however, that the provisions of Section 1.5 hereof shall prevail over the provisions of this Section 1.2(b), to the extent more favorable to the Grantee.]
(c)The Grantee will not have any right to vote the Performance Stock Units and will not be deemed a stockholder of the Corporation with respect to any of the Performance Stock Units.
Section 1.3Issuance of Shares
Earned Performance Stock Units will be paid in shares of Common Stock as soon as administratively practicable following the close of the Performance Period and certification of the satisfaction of the performance conditions, but in no event later than the fifteenth (15th) day of the third month following the end of the Corporation’s fiscal year which contains the last day of the Performance Period.
Section 1.4Performance Stock Units Subject to Plan
The Performance Stock Units granted hereunder are subject to the terms and provisions of the Plan, including without limitation, Sections 7.5 and 8.9 of the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meaning given to such terms in the Plan.

Section 1.5Corporate Transactions – Acceleration of Performance Stock Units
The Performance Stock Units granted hereunder will be subject to accelerated vesting as set forth in Section 7.3 of the Plan, or to the extent more favorable to the Grantee, as set forth in the Corporation’s Executive Change in Control Plan (“Executive CIC Plan”) [(as modified by the Letter Agreement by and between the Corporation and the Grantee dated May 17, 2024)], [including, in the interest of clarity, upon an "involuntary termination" or Qualifying Termination (as defined in the applicable plan), as applicable, that would result in accelerated vesting under the applicable provisions of the Plan or the Executive CIC Plan where a Change in Control occurs prior to settlement of the Award, but without regard to whether such termination occurred during the Protection Period (as defined in the applicable plan).] In such case, the vested Performance Stock Units will be settled as soon as administratively practicable, but in no event later than the fifteenth (15th) day of the third month following the end of the Corporation’s fiscal year in which the Performance Units vest (or, to the extent the Performance Stock Units vest pursuant to the Executive CIC Plan, within such other period as may be provided under the Executive CIC Plan to the extent necessary to ensure the Performance Stock Units are exempt from, or compliant with, Section 409A of the Code).
ARTICLE II
RESTRICTIVE COVENANTS
Section 2.1    Reasonableness of Restrictions
    The Grantee acknowledges that the Grantee has had and will continue to have access to Confidential Information (as defined below), that such Confidential Information is of economic value to the Corporation and its Subsidiaries, that such Confidential Information would be of value to a competitor of the Corporation and/or one of its Subsidiaries in competing against the Corporation and/or one of its Subsidiaries, and that it would be unfair for the Grantee to exploit such Confidential Information for the Grantee’s personal benefit or for the benefit of a competitor. The Grantee further acknowledges that the Grantee has had and/or will have an opportunity to learn about, and develop relationships with, customers of the Corporation and/or its Subsidiaries and that the Corporation and its Subsidiaries have a legitimate interest in protecting relationships with such customers, and that it would be unfair for the Grantee to exploit information the Grantee has learned about such customers and relationships which the Grantee has developed with such customers for the Grantee’s personal benefit or for the benefit of a competitor. The Grantee further acknowledges that the Corporation and its Subsidiaries currently market and sell products and services to customers throughout the United States and that the Grantee’s job duties have included and/or will include contact with products that are marketed throughout the entire United States and that the Confidential Information to which the Grantee has had and/or and will have access to, and the Grantee’s customer knowledge and contacts and relationships, would be of value to a competitor in competing against the Corporation and/or one of its Subsidiaries anywhere in the United States. Accordingly, the Grantee acknowledges that the protections provided to the Corporation and its Subsidiaries in this Article II are reasonable and necessary to protect the legitimate interests of the Corporation and its Subsidiaries and that abiding by the Grantee’s obligations under this Article II will not impose an undue hardship on the Grantee.
Section 2.2    Restricted Services Obligation
For a period of two years following the end, for whatever reason, of the Grantee’s employment with the Corporation or any of its Subsidiaries, the Grantee agrees not to directly or indirectly provide Restricted Services to any Competitor respecting its operations in the United States. For purposes of this Section, (i) “Restricted Services” means services of any kind or character comparable to those the Grantee provided to the Corporation or any of its Subsidiaries during the one year period preceding the end of the Grantee’s employment with the Corporation or any of its Subsidiaries, and (ii) “Competitor” means any business located in the United States which is engaged in the development and/or sale of any product line or service offering that is substantially similar to (and thus competitive with) a product line or service offering sold by the Corporation or any of its United States Subsidiaries for which the Grantee had direct managerial responsibility during the last year of the term of the Grantee’s employment with the Corporation or any of its United States Subsidiaries.
Section 2.3    Customer Non-Solicitation
    For a period of two years following the end, for whatever reason, of the Grantee’s employment with the Corporation or any of its Subsidiaries, the Grantee agrees not to directly or indirectly attempt to sell or otherwise provide to any Restricted Customer any goods, products or services of the type or substantially similar to the type sold or otherwise provided by the Corporation or any of its Subsidiaries (and thus competitive with such goods, products or services) for which the Grantee was employed during the twelve months prior to termination of the Grantee’s employment. For purposes of this Section 2.3, “Restricted Customer” means any individual or entity (i) for whom/which the Corporation or any of its Subsidiaries provided goods, products or services, and (ii) with whom/which the Grantee was the primary contact on behalf of the Corporation during the Grantee’s last twelve months of employment or about whom/which the Grantee acquired non-public information during the Grantee’s last twelve months of employment that would be of benefit to the Grantee in selling or attempting to sell such goods, products or services in competition with the Corporation or any of its Subsidiaries.
Section 2.4    Non-Solicitation of Employees
    During the term of the Grantee’s employment with the Corporation or any of its Subsidiaries and for a period of one year thereafter, the Grantee shall not directly or indirectly solicit any employee of the Corporation or any of its United States Subsidiaries with whom the Grantee has worked to terminate his or her employment with the Corporation or any such Subsidiary or solicit such an individual for employment outside the Corporation or any of its Subsidiaries in a manner which would end or diminish that employee’s services to the Corporation or any of its Subsidiaries.
Section 2.5    Non-Disclosure of Confidential Information, Defend Trade Secrets Act Notice and Protected Government Agency Communications
(a)The Grantee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose, publish or otherwise misappropriate, or use for the Grantee’s benefit or the benefit of any third party, or deliver to any third party any trade secrets or other Confidential Information (as defined herein) of the Corporation or its Subsidiaries. “Confidential Information” means any document, record, notebook, computer program or similar repository of or containing, any confidential or proprietary information of or relating to the Corporation or any of its Subsidiaries, including, without limitation, information with respect to the Corporation’s or any of its Subsidiary’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment. Confidential Information shall be defined to exclude information which is or becomes public knowledge through no fault of the Grantee, or which was known to the Grantee before the start of the Grantee’s earliest relationship with the Corporation or any of its Subsidiaries, or which is otherwise not subject to protection under applicable law. The Grantee’s obligations under this Section 2.5 shall apply for so long as the Grantee continues in the employment of the Corporation or any of its Subsidiaries and for two years following the termination of such employment, for whatever reason, as to any Confidential Information that does not constitute a trade secret under applicable law. As to any Confidential Information that does constitute a trade secret under applicable law, the Grantee agrees that the Grantee’s obligations under this Section 2.5 shall apply for so long as the item qualifies as a trade secret.
(b)The Grantee is advised that he or she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, in the event the Grantee files a lawsuit against the Corporation for retaliation by the Corporation against the Grantee for reporting a suspected violation of law, the Grantee has the right to provide trade secret information to the Grantee's attorney and use the trade secret information in the court proceeding, although the Grantee must file any document containing the trade secret under seal and may not disclose the trade secret, except pursuant to court order.
(c)The Grantee understands that nothing in this Agreement is intended to or shall limit, prevent, impede or interfere with the Grantee’s non-waivable right, without prior notice to the Corporation or its Subsidiaries, to: (i) provide information to, file a charge or complaint with, obtain monetary or equitable relief from, or participate in any investigation regarding the Corporation’s or its Subsidiaries’ past or future conduct conducted by, the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the National Labor Relations Board or any other federal, state or local government agency or body; or (ii) engage in any activities protected under whistleblower statutes or receive and fully retain a monetary award from a government-administered whistleblower award program, including but not limited to awards for whistleblowers to the SEC, for providing information directly to a government agency.
Section 2.6    Return of Corporation Property
    All correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Corporation’s or any of its Subsidiary’s customers, business plans, marketing strategies, products or processes, whether confidential or not, is the property of the Corporation (the “Corporation Property”). Accordingly, upon the Grantee’s termination of employment for any reason, the Grantee shall promptly deliver to the Corporation all such Corporation Property, including any and all copies of any such Corporation Property, and shall not make any notes of or relating to any information contained in any such Corporation Property. The Grantee may respond to a lawful and valid subpoena or other legal process but shall give the Corporation the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Corporation and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.
Section 2.7    Injunctive Relief; Attorneys' Fees
The Grantee hereby acknowledges that a breach of the covenants contained in this Article II will cause irreparable damage to the Corporation and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Grantee hereby agrees that, in the event of an actual or threatened breach of any of the covenants contained in this Article II, in addition to any other remedy which may be available at law or in equity, the Corporation shall be entitled to specific performance and injunctive relief. In addition, should the Corporation prevail in obtaining legal relief against the Grantee as related to a breach of the covenants contained in this Article II, the Grantee shall indemnify the Corporation for reasonable costs and expenses, including, but not limited, to court costs and reasonable attorneys’ fees that the Corporation incurred pursuant to the enforcement of this Agreement.
ARTICLE III
OTHER PROVISIONS
Section 3.1    Not a Contract of Employment
Nothing in this Agreement or in the Plan shall (i) confer upon the Grantee any right to continue in the employ of the Corporation or any of its Subsidiaries, or (ii) interfere with or restrict in any way the rights of the Corporation or its Subsidiaries, which are hereby expressly reserved, to discharge the Grantee at any time for any reason whatsoever, with or without Cause, except pursuant to an employment agreement, if any, executed by and between the Corporation or any of its Subsidiaries, on the one hand, and the Grantee, on the other hand, and approved by the Board.
Section 3.2    Construction; Choice of Law; Other Obligations
This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware, without regard to conflicts of laws provisions that would give effect to the laws of another jurisdiction. The obligations and restrictions set forth in this Agreement are in addition to and not in lieu of any obligations or restrictions imposed upon the Grantee under any other agreement or any law or statute including, but not limited to, any obligations the Grantee may owe under any law governing trade secrets, any common law duty of loyalty, or any fiduciary duty. No time or geographic restriction provided above shall affect the availability or scope of protection afforded to the Corporation’s trade secrets.
Section 3.3    Conformity to Securities Laws
The Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation, Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Performance Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
Section 3.4    Entire Agreement
The parties hereto acknowledge that this Agreement and the Plan, together with the Executive CIC Plan, set forth the entire agreement and understanding of the parties and supersede all prior written or oral agreements or understandings with respect to the subject matter hereof, including any terms applicable to the vesting of equity awards contained in any Elkay Severance Agreement except that any provisions therein regarding confidentiality or non-competition remain in full force and effect in favor of the Corporation and its Subsidiaries as if the agreements containing such provisions were not so superseded. The parties agree that the vesting acceleration terms contained in any Elkay Severance Agreement shall not apply to this Award. Because this Award is conditioned upon the Grantee’s agreement that the vesting acceleration terms set forth in any Elkay Severance Agreement shall not apply to this Award, any attempt by the Grantee to enforce or apply those vesting acceleration terms to this Award shall cause this Award to be null and void and require the Grantee to return any shares of Common Stock issued to the Grantee under Section 1.3 of this Agreement. The obligations imposed by this Agreement are severable and should be construed independently of each other. The invalidity of one provision shall not affect the validity of any other provision. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
Section 3.5    Amendment
The Administrator at any time, and from time to time, may amend the terms of this Agreement, provided, however, that the rights of the Grantee shall not be adversely impaired without the Grantee’s written consent. The Corporation shall provide the Grantee with notice and a copy of any amendment made to this Agreement
Section 3.6    Disputes (Forum; Personal Jurisdiction; Waiver of Jury Trial)
Any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement or the Plan shall be brought exclusively in the state, federal, or other courts of the state of Delaware, and the parties hereby consent and submit to the personal jurisdiction of those courts. In the event of dispute or litigation, each party shall pay its own attorney’s fees and expenses, except that, should the Grantee file suit in a forum other than the state, federal, or other courts of the state of Delaware, Corporation shall be entitled to recover from the Grantee its attorney fees and expenses associated with seeking the dismissal or transfer of the Grantee’s suit. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING

UNDER, OUT OF, IN CONNECTION WITH, OR IN RELATION TO THE PLAN OR THIS AGREEMENT.
Section 3.7    Notices
All notices, requests, consents and other communications hereunder to any party hereto shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:
(i)    if to the Corporation, to:
Zurn Elkay Water Solutions Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: General Counsel
(ii)    if to the Grantee, to the Grantee’s home address on file with the Corporation.
Section 3.8    Government and Other Regulations
The obligation to sell and deliver shares of stock under the Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or desirable by the Corporation, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements. The Corporation shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of these Performance Stock Units.
Section 3.9    Counterparts
This Agreement may be executed in several counterparts, including via facsimile transmission, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
Section 3.10    Performance Stock Units Subject to Clawback
As an additional condition of receiving the Performance Stock Units, the Grantee agrees that the Performance Stock Units and any benefits or proceeds therefrom that the Grantee may receive hereunder shall be subject to forfeiture, recoupment repayment, and/or recovery to the Corporation to the extent required (i) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or quoted, including, without limitation, pursuant to Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Section 303A.14 of the New York Stock Exchange Listed Company Manual, and (ii) under the terms of the Corporation’s Executive Compensation Clawback Policy or any policy adopted by the Corporation, as may be amended from time to time, designed to eliminate or discourage fraud, misconduct, wrongdoing, or violations of law by an employee or other service provider or similar considerations (and the provisions contained in a policy contemplated under sub-clause (i) and (ii) shall be deemed incorporated into this Agreement without the Grantee’s additional or separate consent). Further, if the Grantee receives any amount in excess of what the Grantee should have received under the terms of this Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Administrator, then the Grantee shall be required to promptly repay any such excess amount to the Corporation. To satisfy any recoupment obligation arising under any clawback or compensation recovery policy of the Corporation or otherwise under applicable laws, rules, regulations or stock exchange listing standards, among other things, the Grantee expressly and explicitly authorizes the Corporation to issue instructions, on the Grantee’s behalf, to any brokerage firm or stock plan service provider engaged by the Corporation to hold any shares of Common Stock or other amounts acquired pursuant to the Performance Stock Units to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Corporation upon the Corporation’s enforcement of any clawback or compensation recovery policy.
[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the day, month and year first set forth above.
THE CORPORATION:

Zurn Elkay Water Solutions Corporation
By:
Print Name:
Title:
THE GRANTEE:
Signature:
Print Name:
Grantee’s Address:

Grantee’s Taxpayer Identification Number:

APPENDIX A

EARNING OF PERFORMANCE STOCK UNITS